Exhibit 99.1

Verso Paper Corp.

6775 Lenox Center Court

Suite 400

Memphis, TN 38115-4436

For details, contact:

Robert P. Mundy

Senior Vice President and

Chief Financial Officer

T 901 369 4128

E robert.mundy@versopaper.com

W www.versopaper.com

FOR IMMEDIATE RELEASE

VERSO PAPER CORP. ANNOUNCES NEW SENIOR CREDIT FACILITIES

MEMPHIS, Tenn. (May 8, 2012) – Verso Paper Corp. (NYSE:VRS) announced today that its wholly owned subsidiary, Verso Paper Holdings LLC (the “Company”), has entered into a $150 million asset-backed revolving credit facility (the “ABL Facility”) and a $50 million cash flow credit facility (the “Cash Flow Facility”). The new senior credit facilities were used to repay the outstanding indebtedness under the Company’s existing $200 million revolving credit facility and will be used to provide ongoing working capital for the Company and for other general corporate purposes.

The ABL Facility and the Cash Flow Facility will have a maturity date of May 4, 2017. However, if on any of the dates that is 91 days prior to the earliest scheduled maturity of any of the Company’s existing second-lien notes, senior subordinated notes or amounts outstanding under the Company’s parent term loan, an aggregate principal amount in excess of $100 million of indebtedness is outstanding under any such debt security or instrument, the ABL Facility and Cash Flow Facility will mature on such earlier date unless the maturity date of such specified debt has been extended to a maturity date that is more than five years and 91 days after May 4, 2012. The Company has the right to prepay loans under the ABL Facility and the Cash Flow Facility at any time without prepayment penalty, other than customary “breakage” costs with respect to eurocurrency loans.

Borrowings under the ABL Facility and Cash Flow Facility will bear interest at a rate equal to an applicable margin plus, as determined at the Company’s option, either (a) a base rate determined by reference to the highest of (1) the U.S. federal funds rate plus 0.50%, (2) the prime rate of the administrative agent, and (3) the adjusted LIBO rate for a one-month interest period plus 1.00%, and (b) a eurocurrency rate (“LIBO”) determined by reference to the costs of funds for eurocurrency deposits in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs. As of May 4, 2012, the applicable margin for advances under the ABL Facility is 1.00% for base rate advances and 2.00% for LIBO rate advances. As of the same date, the applicable margin for advances under the Cash Flow Facility is 3.50% for base rate advances and 4.50% for LIBO rate advances. The Company will pay commitment fees for the unused amount of commitments under the ABL Facility at an annual rate initially equal to 0.50% and thereafter either 0.375% or 0.50%, based on daily average utilization, and under the Cash Flow Facility at an annual rate of 0.625%.The Company’s direct parent and certain subsidiaries of the Company are required to guarantee borrowings under the ABL Facility and Cash Flow Facility. Debt outstanding under the ABL Facility and Cash Flow Facility is secured by substantially all of the Company’s assets and those of each domestic guarantor. The security interest with respect to the ABL Facility will consist of a first-priority lien with respect to most inventory and accounts receivable of the Company and the guarantors (the “ABL Priority Collateral”) and a second-priority lien with respect to all other collateral (the “Notes Priority Collateral”). The security interest with respect to the Cash Flow Facility will consist of a first-priority lien, pari passu with the Issuers’ 11.75% Senior Secured Notes due 2019, with respect to the Notes Priority Collateral and a second-priority lien with respect to the ABL Priority Collateral.

About Verso

Based in Memphis, Tennessee, Verso Paper Corp. (“Verso”) is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and specialty products. Verso’s paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising.

Forward-Looking Statements

In this news release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend” and similar expressions. Forward-looking statements are based on currently available business, economic, financial and other information and reflect management’s current beliefs, expectations and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso’s filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this news release to reflect subsequent events or circumstances or actual outcomes.